EXHIBIT 11

                            HAEMONETICS CORPORATION

                      COMPUTATION OF NET INCOME PER SHARES
                        (in thousands except share data)


                                                         March 29,   March 30,    April 1,
                                                           1997        1996         1995
                                                         ---------   ---------    --------

Net Income............................................   $ 32,970    $ 35,925     $ 33,645
                                                         =================================

Weighted Average common shares outstanding............     27,160      27,294       27,896
Net effect of dilutive stock options..................        291         428          547
                                                         ---------------------------------
   Total weighted average common and common equivalent
    shares outstanding................................     27,451      27,722       28,443
                                                         =================================

Net income per common and common equivalent share.....   $   1.20    $   1.30     $   1.18
                                                         =================================